Exhibit 99.1
ant News From

ALTAIR NANOTECHNOLOGIES INC. ANNOUNCES PRICING OF COMMON STOCK AND WARRANT OFFERING

RENO, NV - December 13, 2006 - Altair Nanotechnologies Inc. (NASDAQ: ALTI), announced that it has entered into definitive agreements with institutional investors to raise $23.15 million in net proceeds, after deducting placement agent fees and estimated offering expenses, in a "registered direct" offering through the sale of its common shares and warrants. Altair has entered into subscription agreements with these investors pursuant to which it has agreed to sell a total of 9,259,259 units, each unit consisting of (i) one common share and (ii) one warrant to purchase 0.25 common shares at an exercise price of $2.70 per share, for a purchase price of $2.70 per unit. Units will not be issued or certificated. The common shares and warrants will be immediately separable and will be issued separately. The warrants will be exercisable beginning on December 18, 2006 and through December 18, 2007. The closing of the transaction is scheduled to occur on December 18, 2006, subject to the satisfaction of customary closing conditions. Cowen and Company, LLC acted as exclusive placement agent for the offering.

A shelf registration statement relating to the securities that Altair intends to sell has previously been filed with, and has been declared effective by, the Securities and Exchange Commission ("SEC"). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction, including any province or territory of Canada, in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement together with the accompanying prospectus can be obtained at the SEC's website at http://www.sec.gov or from Cowen and Company, LLC or from the offices of Cowen and Company, LLC c/o ADP, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.

ABOUT ALTAIR NANOTECHNOLOGIES INC.
Altair is a Canadian company, with principal assets and operations in the United States, whose primary business is developing and commercializing nanomaterial and titanium dioxide pigment technologies. Altair also provides contract research services on select projects where it can utilize its resources to develop intellectual property and/or new products and technology.

For Additional Information:

Company Information:
Altair Nanotechnologies Inc.
Edward Dickinson
Chief Financial Officer
775.858.3750
edickinson@altairnano.com

###